Exhibit 99.B(h)(4)(p)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This AMENDMENT (“Amendment”) is made this  14th day of May, 2019, (the “Amendment Effective Date”), between Victory Portfolios (“Client”), formerly known as The Victory Portfolios, and FIS Investor Services LLC (“FIS”), formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc.), to the Transfer Agency Agreement dated April l, 2002, between Client and Citi, as previously amended, the “Agreement”. All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, FIS and Client wish to enter into this Amendment to the Agreement to update Schedule A thereto;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, Client and FIS hereby agree as follows:

l. Amendments.

a.             Funds. Schedule A to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

2.             Representations and Warranties.

a.             Client represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of Client (the “Board”), and (iii) that the Board has approved this Amendment.

b.             FIS represents that it has full power and authority to enter into and perform this Amendment.

3.             Miscellaneous.

a.             This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.             Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.              Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.             This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

e.              It is specifically acknowledged that this Amendment is made on behalf of Victory Portfolios, on behalf of each of the Funds listed on Schedule A, individually and not jointly. The assets of any one Fund shall not be used to offset the liabilities of any other Fund. Shareholders and Trustees of Client shall not be held personally liable for any obligations of Client, or any of the Funds listed on Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written

FIS INVESTOR SERVICES LLC		VICTORY PORTFOLIOS, on behalf of each
Fund listed on Schedule A, individually and jointly

By	/s/ Peggy Poche	By:	/s/ Chris Dyer

Name:	Peggy Poche	Name:	Chris Dyer

Title:	Contract Valuation Manager	Title:	President

Date:	6/20/2019	Date:	6/20/19

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
 BETWEEN
VICTORY PORTFOLIOS
AND
FIS INVESTOR SERIVCE LLC

Fund Name
1	Victory Diversified Stock Fund
2	Victory Floating Rate Fund
3	Victory Global Natural Resources Fund
4	Victory High Income Municipal Bond Fund
5	Victory High Yield Fund
6	Victory INCORE Fund for Income
7	Victory INCORE Investment Grade Convertible Fund
8	Victory INCORE Investment Quality Bond Fund
9	Victory INCORE Low Duration Bond Fund
10	Victory INCORE Total Return Bond Fund
11	Victory Integrity Discovery Fund
12	Victory Integrity Mid-Cap Value Fund
13	Victory Integrity Small/Mid-Cap Value Fund
14	Victory Integrity Small-Cap Value Fund
15	Victory Munder Mid-Cap Core Growth Fund
16	Victory Munder Multi-Cap Fund
17	Victory Munder Small Cap Growth Fund
18	Victory NewBridge Large Cap Growth Fund
19	Victory RS Global Fund
20	Victory RS Growth Fund
21	Victory RS International Fund
22	Victory RS Investors Fund
23	Victory RS Large Cap Alpha Fund
24	Victory RS Mid Cap Growth Fund
25	Victory RS Partners Fund
26	Victory RS Science and Technology Fund
27	Victory RS Select Growth Fund
28	Victory RS Small Cap Equity Fund
29	Victory RS Small Cap Growth Fund
30	Victory RS Value Fund
31	Victory S&P 500 Index Fund
32	Victory Sophus Emerging Markets Fund
33	Victory Sophus Emerging Markets Small Cap Fund
34	Victory Special Value Fund
35	Victory Strategic Allocation Fund
36	Victory Strategic Income Fund
37	Victory Sycamore Established Value Fund
38	Victory Sycamore Small Company Opportunity Fund
39	Victory Tax-Exempt Fund
40	Victory Trivalent Emerging Markets Small-Cap Fund
41	Victory Trivalent International Fund-Core Equity
42	Victory Trivalent International Small-Cap Fund

As of May 14, 2019